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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:       Laurie Regan Chase chase@krc-pr.com
               Howard Kalt kalt@krc-ir.com
               Kalt Rosen Chase & Co.
               415-397-2686

      GEOLOGISTICS RESTRUCTURES AMERICAS BUSINESS, REALIGNS PRODUCTS AND
        SERVICES AS RESULT OF PRELIMINARY 4TH QUARTER OPERATING LOSS

DENVER, March 4, 1999-GeoLogistics Corporation (the "Company") said today that it is restructuring its GeoLogistics Americas business into two independent operating units and realigning its products and services in light of a fourth quarter operating loss that reflects continuing challenges in its GeoLogistics Americas freight forwarding business.

The non-asset based, international logistics Company said that primarily because of a GeoLogistics Americas operating loss in the fourth quarter ended December 31, it expects to report a fiscal 1998 consolidated operating loss of approximately $12 million on revenues of approximately $1.5 billion. These amounts are preliminary in nature and subject to audit by the Company's independent auditors. The operating loss for the full year would have been approximately $8.0 million less after giving a full year's effect to synergies obtained from the Company's July 1998 acquisition of Caribbean Air Services. Moreover, GeoLogistics indicated that its other operating units, which continued to perform well during both the fourth quarter and full year, would not be impacted by the Americas restructuring, although the financial statement impact of such actions at GeoLogistics America's has not yet been determined.

Operational changes will include the separation of GeoLogistics Americas, Inc. into two independent operating units, Domestic and International, each with its own line management, thereby improving each division's focus on its core customers, agents, vendors and employees. In addition, surface transportation and cartage operations will be re-engineered in an effort to improve pricing, purchasing, utilization and internal business processes. The Company also said its bank credit facility had been amended to reflect revised financial covenants required as a result of the recent operating results and $15 million of new credit support from Company shareholders.

Roger Payton, GeoLogistics Corporation's Chief Executive Officer, announced that Terence Smith will join the parent corporation as Chief Operating Officer and will be Chief Executive Officer and President of GeoLogistics Americas, Inc.

"We have been profitable throughout the world, with the exception of GeoLogistics Americas. However, we are changing the way GeoLogistics Americas--one of our four North American operations--does business in order to deliver greater value to our worldwide customers, capitalize on our scale, differentiation and expertise, and return this one U.S. subsidiary to profitability. We remain committed to implementing our vision, and are looking to Terry Smith to help address the issues in GeoLogistics Americas," stated Payton. "He has been working with us for the past several months and has been integrally involved in formulating this realignment plan. A seasoned domestic and international logistics and freight forwarding expert with tremendous expertise, he will focus his efforts initially on improving GeoLogistics Americas and managing our North American activities."


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Additions to GeoLogistics Americas' U.S. management will include the following transportation executives:

     -    Kenneth Leddon, President, Domestic Division - GeoLogistics
          Americas, Inc.
     - Larry Field, Chief Operating Officer, Domestic Division - GeoLogistics Americas, Inc.
     -    Malcolm Heath, President - International/Americas

"GeoLogistics was founded as a business committed to end-to-end global logistics. This realignment allows us to bring on experienced people, improve products and services, and follow our belief in building lasting partnerships with our customers," said William E. Simon, Jr., Chairman of GeoLogistics. "We remain committed to making GeoLogistics' services and products the finest in the industry, and we are also actively reviewing a number of strategic and operational alternatives with our advisors in conjunction with this reorganization," he added.

GeoLogistics Corporation is one of the largest non-asset based global logistics providers headquartered in North America, with $1.5 billion in annual revenues. The Company has more than 1,000 service centers in 75 countries. Global logistics services include freight forwarding, warehousing, time-definite distribution, customs brokerage and other value-added services including consulting and supply chain management. GeoLogistics was formed through the acquisition and integration of The Bekins Company, the LEP Companies, Matrix International, and Caribbean Air Services. The Company was designed to meet the evolving service requirements of multinational clients.

The matters discussed herein may be deemed to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's plans for restructuring GeoLogistics Americas, the Company's plans to investigate strategic and operating alternatives and the Company's pro forma operating results after giving effect to the acquisition of Caribbean Air Services. Such forward-looking statements are inherently uncertain and may be affected by a variety of factors, including without limitation availability of financing, competition, general economic conditions and other factors described in the Company's Registration Statement on Form S-4 dated April 28, 1998 and the Company's quarterly reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998. Investors should recognize that the Company's plans described herein, including its plans to restructure GeoLogistics Americas, may change. There can be no assurance that the Company's restructuring efforts will succeed or that there will be sufficient financing available for the Company's operations should the Company's GeoLogistics Americas business continue to incur significant operating losses.

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